Exhibit 10.1
WARRANT ASSIGNMENT AND ASSUMPTION AGREEMENT
     This WARRANT ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is dated and effective as of February 26, 2009, by and between Weatherford International Ltd., a Bermuda exempted company (“Assignor”), and Weatherford International Ltd., a Swiss joint-stock corporation (“Assignee”).
R E C I T A L S:
     WHEREAS, Assignor is a party to those certain amended and restated warrants to purchase an aggregate of 12,982,856 common shares of Assignor (each, a “Warrant” and collectively, the “Warrants”); and
     WHEREAS, pursuant to a share exchange transaction effected by a scheme of arrangement, in connection with a share exchange agreement, between Assignor and Assignee, pursuant to which each holder of common shares of Assignor before the transaction transferred such common shares to Assignee in exchange for the same number of shares of Assignee (the “Redomestication”), Assignor has become a direct, wholly-owned subsidiary of Assignee; and
     WHEREAS, pursuant to Section 5(b) of each Warrant, upon consummation of a Reincorporation Transaction (as defined in the Warrants), which includes the Redomestication, all of the rights and obligations of Assignor under each Warrant shall immediately be assigned to Assignee, and the holder of a Warrant shall thereafter be entitled to receive, in accordance with the terms of such Warrant, registered shares of Assignee upon exercise of such Warrant; and
     WHEREAS, Assignor desires to assign, transfer and deliver all of its rights and obligations under each Warrant to Assignee, and Assignee desires to acquire and assume all such rights and obligations.
AGREEMENT
     NOW THEREFORE, in consideration of the forgoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
     1. Assignor hereby assigns, transfers, conveys and delivers to Assignee all of Assignor’s rights and obligations in and under each Warrant, and Assignee does hereby accept the same.
     2. Assignee hereby agrees to assume and to pay or perform, or to cause to be paid or performed (including with respect to the delivery of shares pursuant to the Warrants, whether delivered by Assignor, Assignee or another subsidiary of Assignee), promptly as they become due, and to indemnify Assignor and its successors and permitted assigns from and against, all liabilities and obligations of Assignor accruing under each Warrant.
     3. Effective as of and after the date of this Agreement, each Warrant shall be read and construed in all respects as if references therein to “Weatherford” are references to Assignee hereunder.
     4. Assignor represents and warrants that the recitals to this Agreement are true and correct.
     5. This Agreement is binding upon and shall inure to the benefit of Assignor and Assignee and their respective legal representatives, successors and assigns.
     6. Assignor agrees to execute and deliver such instruments, agreements, certificates and other documents as shall be necessary or appropriate to effectuate the assignment and assumption contemplated hereby.
     7. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
     8. This Agreement may be executed in two or more counterparts, all of which, when taken together, shall be deemed to be one original.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Assignor:

WEATHERFORD INTERNATIONAL LTD.,
a Bermuda exempted company

By: Name:	/s/ Burt M. Martin Burt M. Martin
Title:	Senior Vice President

Assignee:

WEATHERFORD INTERNATIONAL LTD.,
a Swiss joint-stock corporation

By: Name:	/s/ Burt M. Martin Burt M. Martin
Title:	Senior Vice President